Exhibit 99.1

Dr. Graham J. Siddall

4 Lassen Court

Menlo Park, California 94025

October 29, 2005

David A. Ranhoff

President and CEO

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

Dear Dave:

As a result of my desire to pursue other opportunities, I am tendering my resignation as Executive Chairman and a member of Credence’s Board of Directors. This resignation is effective as of October 31, 2005. In addition, I hereby tender my resignation as a director of any and all Credence subsidiaries, effective at such time as my successors have been qualified and duly elected or appointed.

Nothing herein shall be deemed to abrogate my rights or obligations under the terms of that certain Executive Succession Agreement, dated November 5, 2004.

Very truly yours,

/s/ Graham J. Siddall